                                                                     EXHIBIT 2.1


                       AGREEMENT AND PLAN OF DISTRIBUTION

                                 BY AND BETWEEN

                               F.N.B. CORPORATION

                                       AND

                   FIRST NATIONAL BANKSHARES OF FLORIDA, INC.

                          DATED AS OF DECEMBER __, 2003

                                TABLE OF CONTENTS

                                                                                                                PAGE
ARTICLE I DEFINITIONS.............................................................................................4

      SECTION 1.1.      General...................................................................................4
      SECTION 1.2.      Reference; Interpretation................................................................12

ARTICLE II DISTRIBUTION AND OTHER TRANSACTIONS; CERTAIN COVENANTS................................................13

      SECTION 2.1.      The Distribution And Other Transactions..................................................13
      SECTION 2.2.      Assumption and Satisfaction of Liabilities...............................................14
      SECTION 2.3.      [Intentionally Removed]..................................................................14
      SECTION 2.4.      Limited Representations or Warranties....................................................14
      SECTION 2.5.      Removal of Parent Group from Certain Guarantees; Releases of Parent Group from
                        Liabilities..............................................................................14
      SECTION 2.6.      Removal of SpinCo from Certain Guarantees; Releases of SpinCo from Liabilities...........15
      SECTION 2.7.      Witness Services.........................................................................16
      SECTION 2.8.      Conveyancing and Assumption Instruments..................................................16
      SECTION 2.9.      Ancillary Agreements.....................................................................16
      SECTION 2.10.     Corporate Names; Trademarks..............................................................16
      SECTION 2.11.     Post-Distribution Remittances............................................................17
      SECTION 2.12.     Non-Solicitation.........................................................................17
      SECTION 2.13.     Further Assurances.......................................................................18

ARTICLE III INDEMNIFICATION......................................................................................18

      SECTION 3.1.      Indemnification by Parent................................................................18
      SECTION 3.2.      Indemnification by SpinCo................................................................18
      SECTION 3.3.      Procedures for Indemnification...........................................................19
      SECTION 3.4.      Indemnification Payments.................................................................20

ARTICLE IV ACCESS TO INFORMATION.................................................................................20

      SECTION 4.1.      Provision of Corporate Records...........................................................20
      SECTION 4.2.      Access to Information....................................................................21
      SECTION 4.3.      Reimbursement; Other Matters.............................................................21
      SECTION 4.4.      Confidentiality..........................................................................21
      SECTION 4.5.      Privileged Matters.......................................................................22
      SECTION 4.6.      Ownership of Information.................................................................23
      SECTION 4.7.      Retention of Records.....................................................................23
      SECTION 4.8.      Limitation of Liability; Release.........................................................24
      SECTION 4.9.      Other Agreements Providing for Exchange of Information...................................24

ARTICLE V DISPUTE RESOLUTION.....................................................................................24

      SECTION 5.1.      Negotiation..............................................................................24
      SECTION 5.2.      Mediation................................................................................24
      SECTION 5.3.      Continuity of Service and Performance....................................................24
      SECTION 5.4.      Other Remedies...........................................................................24
      SECTION 5.5.      Tolling..................................................................................25
      SECTION 5.6.      Determination of Book Value..............................................................25

ARTICLE VI INSURANCE.............................................................................................25

      SECTION 6.1.      Allocation of Policies...................................................................25
      SECTION 6.2.      Post-Effective Time Claims...............................................................26
      SECTION 6.3.      Administration; Other Matters............................................................26
      SECTION 6.4.      Agreement for Waiver of Conflict and Shared Defense......................................27
      SECTION 6.5.      Cooperation..............................................................................28

ARTICLE VII MISCELLANEOUS........................................................................................28

      SECTION 7.1.      Complete Agreement; Construction.........................................................28
      SECTION 7.2.      Ancillary Agreements.....................................................................28
      SECTION 7.3.      Counterparts.............................................................................28
      SECTION 7.4.      Survival of Agreements...................................................................28
      SECTION 7.5.      Distribution Expenses....................................................................28
      SECTION 7.6.      Notices..................................................................................28
      SECTION 7.7.      Waivers..................................................................................29
      SECTION 7.8.      Amendments...............................................................................29
      SECTION 7.9.      Successors and Assigns...................................................................29
      SECTION 7.10.     Termination .............................................................................29
      SECTION 7.11.     Subsidiaries.............................................................................29
      SECTION 7.12.     Third-Party Beneficiaries................................................................29
      SECTION 7.13.     Title and Headings.......................................................................30
      SECTION 7.14.     Exhibits and Schedules...................................................................30
      SECTION 7.15.     Governing Law............................................................................30
      SECTION 7.16.     Severability.............................................................................30
      SECTION 7.17.     Consolidation, Merger, Etc...............................................................30

                                    EXHIBITS


Exhibit                             Description of Exhibit
-------                             ----------------------

Exhibit A                           Employee Benefits Agreement

Exhibit B                           Tax Disaffiliation Agreement


                                    SCHEDULES

Schedule                            Description of Schedule
--------                            -----------------------

Schedule 1.1(p)                     Corporate Transactions

Schedule 1.1(pp)                    Parent Business

Schedule 1.1(tt)                    Parent Liabilities

Schedule 1.1(uu)                    Parent Policies

Schedule 1.1(ww)                    Parent Shared Carryover Policies

Schedule 1.1(xx)                    Parent Shared Non-Carryover Policies

Schedule 1.1(zz)                    Parent Subsidiaries

Schedule 1.1(iii)                   Shared Liabilities

Schedule 1.1(lll)                   SpinCo Balance Sheet

Schedule 1.1(mmm)                   SpinCo Business

Schedule 1.1(qqq)                   SpinCo Liabilities

Schedule 1.1(rrr)                   SpinCo Policies

Schedule 1.1(uuu)                   SpinCo Subsidiaries

Schedule 2.1(d)                     Consents

Schedule 2.5(a) Guarantees from which Parent Group Members are to be Released

Schedule 2.6(a) Guarantees from which SpinCo Group Members are to be Released

                       AGREEMENT AND PLAN OF DISTRIBUTION

         This AGREEMENT AND PLAN OF DISTRIBUTION (this "Agreement"), dated as of December ___, 2003, by and between F.N.B. Corporation, a Florida corporation ("Parent"), and First National Bankshares of Florida, Inc., a Florida corporation ("SpinCo");

         WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its stockholders to separate Parent's existing businesses into two independent businesses;

         WHEREAS, in furtherance of the foregoing, on August 12, 2003, SpinCo was formed and became a wholly owned subsidiary of Parent, and on or before the Effective Date Parent shall transfer or cause its Subsidiaries to transfer the SpinCo Assets to the SpinCo Group and shall cause the SpinCo Group to assume the SpinCo Liabilities, all as more fully described in this Agreement and the Ancillary Agreements;

         WHEREAS, the Board of Directors of Parent has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, for Parent to distribute to holders of shares of Parent Common Stock all of the outstanding shares of SpinCo Common Stock (the "Distribution");

         WHEREAS, the Distribution is intended to qualify as a tax-free spin-off under Sections 355 and 368 of the Code; and

         WHEREAS, the parties hereto have determined to set forth the principal corporate and other transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to and following the Distribution.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         SECTION 1.1. General. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:

         (a) "Action" shall mean any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.

         (b) "Affiliate" shall mean, when used with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person; provided, however, that for purposes of this Agreement, any Person who was a member of both Groups prior to the Distribution shall be deemed to be an Affiliate only of the Group of which such Person is a member following the Distribution. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. Any contrary provision of this Agreement notwithstanding, neither Parent nor any Parent Subsidiary shall be deemed to be an Affiliate of SpinCo, and neither SpinCo nor any SpinCo Subsidiary shall be deemed to be an Affiliate of Parent.

         (c) "Agent" shall have the meaning set forth in Section 2.1(b) of this Agreement.

         (d) "Agreement" shall mean this Agreement.

         (e) "Agreement Disputes" shall have the meaning set forth in Section
5.1 of this Agreement.

         (f) "Ancillary Agreements" shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement) entered into by the parties hereto or any other member of their respective Groups in connection with the transactions contemplated hereby, including the Conveyancing and Assumption Instruments, the Employee Benefits Agreement, the Tax Disaffiliation Agreement, and the Leases and Subleases.

         (g) "Applicable Rate" shall mean the "prime rate" of interest per annum, as published from time to time in The Wall Street Journal, Eastern Edition, plus four percent (4%).

         (h) "Assets" shall mean assets, properties and rights, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including, but not limited to, the following:

                  (i) tangible personal property (such as equipment and furniture, including, but not limited to, office machinery, automated teller machines, shelving, office supplies and artwork, automobiles and trucks);

                  (ii) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, including, but not limited to, any banking houses, drive-in banking facilities, teller facilities and administrative offices together with appurtenant parking, storage and service facilities, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets);

                  (iii) intellectual property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

                  (iv) agreements, contracts, indentures, mortgages, instruments, guaranties, other similar arrangements, and rights thereunder (collectively, "Contracts");

                  (v) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

                  (vi) accounts, notes, and other receivables;

                  (vii) securities,

                  (viii) claims, prepayments, refunds, loans, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment;

                  (ix) franchises, approvals, Permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from any Governmental Authority;

                  (x) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; and

                  (xi) cash.

         (i) "Book Value" shall mean, with respect to Parent or SpinCo, the stockholders' equity of such party, determined in accordance with generally acceptable accounting principles in the United States, as of the close of business on the Distribution Date.

         (j) "Business Day" shall mean any day other than a Saturday, Sunday or a day on which national banking associations are authorized or obligated by law or executive order to close.

         (k) "Claims Administration" shall mean the processing of claims made under the Parent Shared Policies, including the reporting of claims to the insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims.

         (l) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

         (m) "Commission" shall mean the Securities and Exchange Commission.

         (n) "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person.

         (o) "Contracts" shall have the meaning set forth in the definition of Assets.

         (p) "Conveyancing and Assumption Instruments" shall mean, collectively, the various agreements, instruments and other documents to be or heretofore entered into to effect the Corporate Transactions or otherwise to effect the transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement, the Ancillary Agreements and the Corporate Transactions.

         (q) "Corporate Transactions" shall mean, collectively, (a) each of the mergers, transfers, conveyances, contributions, assignments, dividends, dissolutions, assumptions, redemptions, purchases and other transactions described and set forth on Schedule 1.1(q) attached hereto, and (b) such other mergers, transfers, conveyances, contributions, assignments, dividends, dissolutions, assumptions, redemptions, purchases and other transactions that may be appropriate or required to be accomplished, effected or consummated by Parent or SpinCo or any of their respective Subsidiaries and Affiliates so that:
(i) the SpinCo Assets, SpinCo Liabilities and SpinCo Business shall be owned, directly or indirectly, by SpinCo after giving effect to the Distribution; and
(ii) the Parent Assets, Parent Liabilities and Parent Business shall be owned, directly or indirectly, by Parent after giving effect to the Distribution.

         (r) "Distribution" shall have the meaning set forth in the recitals to this Agreement.

         (s) "Distribution Date" shall mean such date as may be determined by the Board of Directors of Parent as the date as of which the Distribution shall be effected.

         (t) "Distribution Record Date" shall mean such date as may be determined by the Board of Directors of Parent, or such committee of such Board of Directors as shall be designated by the Board of Directors of Parent, as the record date for the Distribution.

         (u) "Effective Time" shall mean 12:01 a.m., Naples, Florida time, on the Distribution Date.

         (v) "Employee Benefits Agreement" shall mean the Employee Benefits Agreement by and between Parent and SpinCo, which agreement shall be entered into effective as of the Distribution Date in the form attached hereto as Exhibit A.

         (w) "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, principles of common law, judgments, orders, decrees, Permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions (including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq.), whether now or hereafter in existence, relating to the environment, natural resources, human health or safety, endangered or threatened species of fish, wildlife and plants, or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including indoor or outdoor air, surface water, groundwater and surface or subsurface soils), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the investigation, cleanup or other remediation thereof.

         (x) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

         (y) "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, the NYSE, the Nasdaq Stock Market, or other regulatory, administrative or governmental authority.

         (z) "Group" shall mean with respect to Parent, the Parent Group and, with respect to SpinCo, the SpinCo Group.

         (aa) "Indemnifying Party" shall have the meaning set forth in Section 3.3(a) of this Agreement.

         (bb) "Indemnitee" shall have the meaning set forth in Section 3.3(a) of this Agreement.

         (cc) "Information Statement" shall mean the Information Statement filed with the Commission as part of the Registration Statement and mailed to the holders of shares of Parent Common Stock in connection with the Distribution, including any amendments or supplements thereto.

         (dd) "Insurance Administration" shall mean, with respect to each Parent Shared Policy, (i) the accounting for premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Parent Shared Policies; (ii) the reporting to excess insurance carriers of any losses or claims which may cause the applicable limits of any Parent Shared Policy to be exceeded; (iii) the distribution of Insurance Proceeds as contemplated by this Agreement; and (iv) any and all other actions reasonably necessary for the administration of the Parent Shared Policies.

         (ee) "Insurance Proceeds" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured.

         (ff) "Insured Claims" shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Parent Shared Policies, whether or not subject to deductibles, self-insured retentions, co-insurance, uncollectibility or retrospectively rated premium adjustments.

         (gg) "IRS" shall mean the Internal Revenue Service.

         (hh) "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

         (ii) "Leases" shall mean the leases by and between members of the Parent Group and members of the SpinCo Group, which leases shall be entered into effective as of the Distribution Date in such form as is agreed to by Parent and SpinCo.

         (jj) "Liabilities" shall mean any and all debts, liabilities, obligations, responsibilities, response actions, losses, deposits as defined in
Section 3(l) of the Federal Deposit Insurance Act, damages (whether compensatory, punitive or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law (including any Environmental Law), Action, threatened Action, order or consent decree of any Governmental Authority, or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or party to this Agreement, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys' fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

         (kk) "Loss" shall mean any loss, Liability, damages, claim, demand, judgment or settlement of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto. The amount of any indemnifiable Loss shall be reduced by the net amount of the Tax or insurance benefit actually realized by an indemnified party by reason of such Loss.

         (ll) "Notices" shall have the meaning set forth in Section 7.6 of this Agreement.

         (mm) "NYSE" shall mean the New York Stock Exchange, Inc.

         (nn) "Parent" shall have the meaning set forth in the preamble to this Agreement.

         (oo) "Parent Assets" shall mean, collectively, all the Assets owned or held by Parent or any Parent Subsidiary immediately after giving effect to the Corporate Transactions, except the SpinCo Assets.

         (pp) "Parent Business" shall mean each and every business conducted at any time by Parent Group prior to the Effective Time (including those businesses set forth on Schedule 1.1(pp)), including each and every business of the Parent Group which has been discontinued, sold or transferred, but excluding the SpinCo Business.

         (qq) "Parent Common Stock" shall mean the Common Stock, par value $0.01 per share, of Parent.

         (rr) "Parent Group" shall mean Parent and the Parent Subsidiaries.

         (ss) "Parent Indemnitee" shall mean:

                  (i) Parent and each Affiliate thereof after giving effect to the Corporate Transactions and the Distribution; and

                  (ii) each of the respective past, present and future Representatives of any of the entities described in the immediately preceding clause (i) and each of the heirs, executors, successors and assigns of any of such Representatives; provided, however, that in no event shall the term "Parent Indemnitee" include SpinCo or any Affiliate of SpinCo.

         (tt) "Parent Liabilities" shall mean:

                  (i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by Parent or any member of the Parent Group, and all agreements, obligations and Liabilities of any member of the Parent Group under this Agreement or any of the Ancillary Agreements;

                  (ii) all Liabilities set forth on Schedule 1.1(tt); and

                  (iii) all Liabilities (other than Taxes and any employee-related Liabilities which are specifically covered by the Tax Disaffiliation Agreement and the Employee Benefits Agreement, respectively) primarily relating to, arising out of or resulting from:

                           (A) the operation of the Parent Business, as
                  conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person's authority));

                           (B) the operation of any business conducted by Parent
                  or any Parent Subsidiary at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person's authority)); or

                           (C) any Parent Assets, whether arising before, on or
                  after the Distribution Date; and

                  (iv) the Parent's Share of all Shared Liabilities.

                  Notwithstanding the foregoing, the Parent Liabilities shall not include: (y) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by SpinCo or any member of the SpinCo Group; or (z) all agreements and obligations of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements. Any contrary provision of this Agreement notwithstanding, any Liabilities or Losses in respect of any Action relating to the Parent Business, including those described on Schedule 1.1(tt), shall constitute Parent Liabilities.

         (uu) "Parent Policies" shall mean all Policies owned or maintained by or on behalf of Parent or any Parent Subsidiary that do not provide coverage to or with respect to the SpinCo Assets or the SpinCo Business, or any part thereof, including those Policies set forth on Schedule 1.1(uu).

         (vv) "Parent Shared Policies" shall mean the Parent Shared Carryover Policies and the Parent Shared Non-Carryover Policies, collectively.

         (ww) "Parent Shared Carryover Policies" shall mean those Policies owned or maintained by or on behalf of Parent or a Parent Subsidiary set forth on
Schedule 1.1(ww).

         (xx) "Parent Shared Non-Carryover Policies" shall mean all Policies owned or maintained by or on behalf of Parent or any Parent Subsidiary which provide coverage to or with respect to the SpinCo Group, the SpinCo Assets or the SpinCo Business, or any part thereof, other than SpinCo Policies and Parent Shared Carryover Policies, including those Policies set forth on Schedule 1.1(xx).

         (yy) "Parent's Share" shall mean the percentage obtained by dividing
(x) the Book Value of Parent by (y) the sum of the Book Value of Parent and the Book Value of SpinCo.

         (zz) "Parent Subsidiaries" shall mean all of the Subsidiaries of Parent other than SpinCo and the SpinCo Subsidiaries. The Parent Subsidiaries shall consist of the entities set forth on Schedule 1.1(zz).

         (aaa) "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person.

         (bbb) "Person" shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

         (ccc) "Policies" shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, master comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and self insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

         (ddd) "Records" shall have the meaning set forth in Section 4.1 of this Agreement.

         (eee) "Registration Statement" shall mean the registration statement on Form 10 to effect the registration of the SpinCo Common Stock pursuant to the Exchange Act.

         (fff) "Representative" shall mean, with respect to any Person, any of such Person's directors, officers, members, employees, agents, consultants, advisors, accountants, attorneys and representatives.

         (ggg) "Rules" shall have the meaning set forth in Section 5.3 of this Agreement.

         (hhh) "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

         (iii) "Shared Liabilities" shall mean all Liabilities that are neither Parent Liabilities (as defined without giving effect to clause (iv) of the definition of "Parent Liabilities") nor SpinCo Liabilities (as defined without giving effect to clause (v) of the definition of "SpinCo Liabilities"), including the Liabilities described on Schedule 1.1(iii).

         (jjj) "SpinCo" shall have the meaning set forth in the preamble to this Agreement.

         (kkk) "SpinCo Assets" shall mean collectively, all the Assets that will be owned by the SpinCo Group as of the Effective Time and after giving effect to the Corporate Transactions, including:

                  (i) the capital stock of the SpinCo Subsidiaries;

                  (ii) all of the Assets reflected on the SpinCo Balance Sheet or the accounting records supporting such balance sheet;

                  (iii) all of the Assets expressly allocated to SpinCo or any of the SpinCo Subsidiaries under this Agreement or any of the Ancillary Agreements; and

                  (iv) any other Asset acquired by the Parent Group or the SpinCo Group from the date of the SpinCo Balance Sheet to the Effective Time that is owned by the Parent Group or the SpinCo Group as of the Effective Time and that is of a nature or type that would have resulted in such Asset being included as an Asset on the SpinCo Balance Sheet had it been acquired on or prior to the date of the SpinCo Balance Sheet, determined on a basis consistent with the determination of the Assets included on the SpinCo Balance Sheet.

         (lll) "SpinCo Balance Sheet" shall mean the combined balance sheet of the SpinCo Group, including the notes thereto, as of June 30, 2003, as set forth on Schedule 1.1(lll).

         (mmm) "SpinCo Business" shall mean each and every business to be conducted after the Effective Time by the SpinCo Group (including those businesses set forth on Schedule 1.1(mmm)).

         (nnn) "SpinCo Common Stock" shall mean the Common Stock, par value $0.01 per share, of SpinCo.

         (ooo) "SpinCo Group" shall mean SpinCo and the SpinCo Subsidiaries.

         (ppp) "SpinCo Indemnitees" shall mean:

                  (i) SpinCo and each Affiliate thereof after giving effect to the Corporate Transactions and the Distribution; and

                  (ii) each of the respective past, present and future Representatives of any of the entities described in the immediately preceding clause (i) and each of the heirs, executors, successors and assigns of any of such Representatives; provided, however, that in no event shall the term "SpinCo Indemnitee" include Parent or any Affiliate of Parent.

         (qqq) "SpinCo Liabilities" shall mean

                  (i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by SpinCo or any member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

                  (ii) all Liabilities set forth on Schedule 1.1(qqq);

                  (iii) all Liabilities (other than Taxes and any employee-related Liabilities which are specifically covered by the Tax Disaffiliation Agreement and the Employee Benefits Agreement, respectively), primarily relating to, arising out of or resulting from:

                           (A) the operation of the SpinCo Business, as
                  conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative with respect to the SpinCo Business (whether or not such act or failure to act is or was within such Person's authority));

                           (B) the operation of any business conducted by SpinCo
                  or any SpinCo Subsidiary at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person's authority)); or

                           (C) any SpinCo Assets, whether arising before, on or
                  after the Distribution Date;

                  (iv) all Liabilities reflected as liabilities or obligations on the SpinCo Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet, determined on a basis consistent with the determination of the Liabilities included on the SpinCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet, including those liabilities set forth on Schedule 1.1(qqq); and

                  (v) SpinCo's Share of all Shared Liabilities.

                  Notwithstanding the foregoing, the SpinCo Liabilities shall not include: (y) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the Parent Group; or (z) all agreements and obligations of any member of the Parent Group under this Agreement or any of the Ancillary Agreements. Any contrary provision of this Agreement notwithstanding, any Liabilities or Losses in respect of any Action relating to the SpinCo Business, including the matters set forth on Schedule 1.1(qqq), shall constitute SpinCo Liabilities.

         (rrr) "SpinCo Policies" shall mean all Policies owned or maintained by or on behalf of any member of the Parent Group or the SpinCo Group, which relate specifically to the SpinCo Assets or the SpinCo Business but do not relate to the Parent Business or the Parent Assets, including those Policies set forth on
Schedule 1.1(rrr).

         (sss) "SpinCo's Share" shall mean the percentage obtained by subtracting the Parent's Share from 100%.

         (ttt) "SpinCo Shares" shall mean all of the issued and outstanding shares of SpinCo Common Stock immediately prior to the Effective Time.

         (uuu) "SpinCo Subsidiaries" shall mean the Subsidiaries of SpinCo identified on Schedule 1.1(uuu).

         (vvv) "Subleases" shall mean the subleases, if any, by and between members of the Parent Group and members of the SpinCo Group, which subleases shall be entered into effective as of the Distribution Date in such form as is agreed to by Parent and SpinCo.

         (www) "Subsidiary" shall mean with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

         (xxx) "Tax" shall have the meaning set forth in the Tax Disaffiliation Agreement.

         (yyy) "Tax Disaffiliation Agreement" shall mean the Tax Disaffiliation Agreement by and between Parent and SpinCo, which agreement shall be entered into effective as of the Distribution Date in the form attached hereto as Exhibit B.

         (zzz) "Third Party" shall mean a Person who is not a party hereto or a Subsidiary thereof.

         (aaaa) "Third-Party Claim" shall have the meaning set forth in Section 3.3(a) of this Agreement.

         SECTION 1.2. Reference; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation." Unless the context otherwise requires, references in this

Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Neither this Agreement nor any Ancillary Agreement shall be construed against either party as the principal draftsperson hereof or thereof.

                                   ARTICLE II
             DISTRIBUTION AND OTHER TRANSACTIONS; CERTAIN COVENANTS

         SECTION 2.1. The Distribution And Other Transactions.

         (a) Certain Transactions. On the Distribution Date, or such earlier date as Parent deems necessary or appropriate to permit the Distribution to occur on the Distribution Date,:

                  (i) Pursuant to the Corporate Transactions, Parent Group shall contribute, assign, transfer, convey and deliver all of its right, title and interest in the SpinCo Assets to SpinCo Group, and SpinCo Group shall accept, assume and agree faithfully to perform and fulfill all the SpinCo Liabilities, in accordance with their respective terms.

                  (ii) Pursuant to the Corporate Transactions, SpinCo Group shall contribute, assign, transfer, convey and deliver all of its right, title and interest in the Parent Assets to Parent Group, and Parent Group shall accept, assume and agree faithfully to perform and fulfill all the Parent Liabilities, in accordance with their respective terms.

         (b) Distribution of Shares by Parent. Prior to the Effective Time, Parent shall deliver to Parent's stock transfer agent (the "Agent") a certificate or certificates representing the SpinCo Shares, endorsed by Parent in blank, for the benefit of the holders of Parent Common Stock, and Parent shall authorize the Agent to distribute, as soon as practicable following the Effective Time, the SpinCo Shares to holders of record of shares of Parent Common Stock on the Distribution Record Date as further contemplated by the Information Statement and hereby either by crediting the holder's brokerage account or by delivering a certificate or certificates representing such shares. SpinCo shall provide any share certificates that the Agent shall require in order to effect the Distribution.

         (c) Applications. Parent shall use its reasonable best efforts to prepare and file applications with all Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated, and SpinCo shall cooperate in the preparation and, where appropriate, filing of such applications.

         (d) Consents. Parent and SpinCo shall each use, and shall cause each of its respective Subsidiaries to use, its reasonable best efforts to obtain all Permits and Consents of all third parties and Governmental Authorities necessary or desirable for the consummation of the transactions contemplated by this Agreement, including those Consents to transfer and/or assign Contracts from Third Parties set forth in Schedule 2.1(d). Whether or not each such Permit and Consent is obtained, nothing in this Section 2.1(d) shall in any way limit the obligations of the parties under Article III.

         (e) State Securities Laws. Prior to the Distribution Date, Parent and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in order to effect the Distribution.

         (f) Listing Application; Notice to NYSE.

                  (i) Prior to the Distribution Date, Parent and SpinCo shall prepare and file with the NYSE a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause the NYSE to list on or prior to the Distribution Date, subject to official notice of issuance, the SpinCo Shares.

                  (ii) Prior to the Distribution, Parent shall, to the extent possible, give the NYSE not less than ten days advance notice of the Distribution Record Date in compliance with Rule 10b-17 under the Exchange Act.

         (g) Other Transactions. Prior to the Effective Time, the parties hereto shall have consummated those other transactions in connection with the Corporate Transactions and the Distribution that are contemplated by the Information Statement and not specifically referred to in this Section 2.1.

         SECTION 2.2. Assumption and Satisfaction of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement, after the Effective Time, (i) Parent shall, or shall cause the applicable member of the Parent Group to, assume, pay, perform and discharge all Parent Liabilities in the ordinary course of business, consistent with past practice, and (ii) SpinCo shall, or shall cause the applicable member of the SpinCo Group to, assume, pay, perform and discharge all SpinCo Liabilities in the ordinary course of business, consistent with past practice. To the extent reasonably requested to do so by another party hereto, each party hereto agrees to execute and deliver such documents, in a form reasonably satisfactory to such party, as may be reasonably necessary to evidence the assumption of any Liabilities hereunder.

         SECTION 2.3. [Intentionally Removed].

         SECTION 2.4. Limited Representations or Warranties. Each of the parties hereto agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, making any representation or warranty whatsoever, as to title or value of Assets being transferred. It is also agreed that all Assets either transferred to or retained by the parties, as the case may be, shall be "as is, where is" and that (subject to Section 2.13) the party to which such Assets are to be transferred hereunder shall bear the economic and legal risk that such party's or any of the Subsidiaries' title to any such Assets shall be other than good and marketable and free from encumbrances. Similarly, each party hereto agrees that no party hereto is representing or warranting in any way that the obtaining of any Consents, the execution and delivery of any agreements and the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable Contracts or other agreements or the requirements of any or all applicable Laws or judgments, it being agreed that the party to which any Assets are transferred shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of Laws or judgments are not complied with. Notwithstanding the foregoing, however, except as otherwise provided in Section 2.5 or Section 2.6 hereof, after the Effective Time, the Parent Group shall be solely responsible for Parent Liabilities, and the SpinCo Group shall be solely responsible for SpinCo Liabilities.

         SECTION 2.5. Removal of Parent Group from Certain Guarantees; Releases of Parent Group from Liabilities.

         (a) Except as otherwise specified in any Ancillary Agreement, SpinCo shall use its commercially reasonable efforts to have, prior to the Effective Time, or as soon as practicable thereafter, any member of the Parent Group removed as guarantor of or obligor for any SpinCo Liability, including in respect of those guarantees set forth on Schedule 2.5(a) of this Agreement.

         (b) If SpinCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in clause (a) of this Section 2.5, the applicable guarantor or obligor shall continue to be bound as such and, unless not permitted by law or the terms thereof, SpinCo shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other liabilities of such guarantor or obligor thereunder from and after the date hereof.

         (c) If (i) SpinCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in clause (a) of this Section 2.5, or (ii) SpinCo Liabilities arise after the Effective Time but before a member of the Parent Group which is a guarantor or obligor with reference to any such SpinCo Liability is removed pursuant to clause (a) of this Section 2.5, then such guarantor or obligor shall be indemnified by SpinCo for all Liabilities incurred by it in its capacity as guarantor or obligor in accordance with Article III hereof. Without limiting the foregoing, SpinCo shall, or shall cause a member of the SpinCo Group to, reimburse any such member of the Parent Group which is a guarantor or obligor as soon as practicable (but in no event later than thirty days) following delivery by Parent to SpinCo of notice of a payment made pursuant to this Section 2.5 in respect of SpinCo Liabilities.

         (d) In the event that, at any time before or after the Effective Time, Parent identifies any letters of credit, interest rate or foreign exchange contracts, surety bonds or other Contracts (excluding guarantees) that relate primarily to the SpinCo Business but for which a member of the Parent Group has contingent, secondary, joint, several or other Liability of any nature whatsoever, SpinCo shall, at its expense, take such actions and enter into such agreements and arrangements as Parent may reasonably request to effect Parent's (or a member of the Parent Group's ) release or substitution.

         SECTION 2.6. Removal of SpinCo from Certain Guarantees; Releases of SpinCo from Liabilities.

         (a) Except as otherwise specified in any Ancillary Agreement, Parent shall use its commercially reasonable efforts to have, prior to the Effective Time, or as soon as practicable thereafter, any member of the SpinCo Group removed as guarantor of or obligor for any Parent Liability, including in respect of those guarantees set forth on Schedule 2.6(a) of this Agreement.

         (b) If Parent is unable to obtain, or to cause to be obtained, any such required removal as set forth in clause (a) of this Section 2.6, the applicable guarantor or obligor shall continue to be bound as such and, unless not permitted by law or the terms thereof, Parent shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other liabilities of such guarantor or obligor thereunder from and after the date hereof.

         (c) If (i) Parent is unable to obtain, or to cause to be obtained, any such required removal as set forth in clause (a) of this Section 2.6, or (ii) Parent Liabilities arise after the Effective Time but before a member of the SpinCo Group which is a guarantor or obligor with reference to any such Parent Liability is removed pursuant to clause (a) of this Section 2.6, then such guarantor or obligor shall be indemnified by Parent for all Liabilities incurred by it in its capacity as guarantor or obligor in accordance with Article III hereof. Without limiting the foregoing, Parent shall, or shall cause a member of the Parent Group to, reimburse any such member of the SpinCo Group which is a guarantor or obligor as soon as practicable (but in no event later than thirty days) following delivery by SpinCo to Parent of notice of a payment made pursuant to this Section 2.6 in respect of Parent Liabilities.

         (d) In the event that, at any time before or after the Effective Time, SpinCo identifies any letters of credit, interest rate or foreign exchange contracts, surety bonds or other Contracts (excluding guarantees) that relate primarily to the Parent Business but for which a member of the SpinCo Group has contingent, secondary, joint, several or other Liability of any nature whatsoever, Parent shall, at its expense, take such actions and enter into such agreements and arrangements as SpinCo may reasonably request to effect SpinCo's (or a member of the SpinCo Group's ) release or substitution.

         SECTION 2.7. Witness Services. At all times after the Effective Time, each of Parent and SpinCo shall use its commercially reasonable efforts to make available to the other, upon reasonable request, its and its Subsidiaries' Representatives as witnesses to the extent that such Persons may reasonably be required in connection with the prosecution or defense of any Action in which the requesting party or any member of its Group from time to time is involved, provided that there is no conflict in the Action between the requesting party or any member of its Group, as applicable, and the other party or any member of its Group, as applicable. A party providing witness services to the other party under this Section shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, reimbursement for payments made for any out-of-pocket expenses (which shall exclude the costs of salaries and benefits of employees who are witnesses) as may be reasonably incurred in providing such witness services. In addition, to the extent the provision of witness services requires an employee of a party to be away from his or her normal office location for more than four hours on any day, the party receiving the witness services shall pay the party providing the witness services at a per diem rate equal to such employee's then current base salary divided by 250. Witness services in connection with indemnification claims under Article III shall be handled as provided in Article III.

         SECTION 2.8. Conveyancing and Assumption Instruments. In connection with the transfers of Assets and the assumptions of Liabilities contemplated by this Agreement, on the Distribution Date, or such earlier date as Parent deems necessary or appropriate to permit the Distribution to occur on the Distribution Date, the parties shall execute or cause to be executed by the appropriate entities the Conveyancing and Assumption Instruments contemplated hereby for transfers to be effected pursuant to Florida law or the Laws of one of the other states of the United States or the laws of the United States, in such other form as the parties shall reasonably agree. The transfer of capital stock shall be effected by means of delivery of stock certificates and executed stock powers and notation on the stock record books of the corporation or other legal entities involved, and, to the extent required by applicable Law, by notation on public registries.

         SECTION 2.9. Ancillary Agreements. On the Distribution Date, or such earlier date as Parent deems necessary or appropriate to permit the Distribution to occur on the Distribution Date, each of Parent and SpinCo shall enter into, and/or (where applicable) shall cause members of its respective Group to enter into, the Ancillary Agreements and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

         SECTION 2.10. Corporate Names; Trademarks. Except as otherwise specifically provided in the Intellectual Property License Agreement:

         (a) As soon as reasonably practicable after the Effective Time, but in any event within six months thereafter, SpinCo will, and will cause the SpinCo Subsidiaries to, each at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any of its real property or premises or on the real property or premises used by SpinCo or the SpinCo Subsidiaries which refer or pertain to Parent or which include the Parent or any Parent Subsidiary name, logo or other trademark or service mark or any similar mark or any derivative thereof or other intellectual property included in the Parent Assets.

         (b) As soon as is reasonably practicable after the Effective Time, but in any event within six months thereafter, SpinCo will, and will cause the SpinCo Subsidiaries to, remove from all letterhead, envelopes, invoices, products, product labels, product literature, brochures and other communications media of any kind, all references to Parent, logo and any other trademark or service mark or other intellectual property included in the Parent Assets (except that SpinCo shall not be required to take any such action with respect to the SpinCo Group's corporate records or any materials in the possession of Third Parties).

         (c) As soon as reasonably practicable after the Effective Time, but in any event within six months thereafter, Parent will, and will cause the Parent Subsidiaries to, each at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any of its real property or premises or on the real property or premises used by Parent or the Parent Subsidiaries which refer or pertain to SpinCo or which include the SpinCo or any SpinCo Subsidiary name, logo or other trademark or any similar mark or any derivative thereof or other intellectual property included in the SpinCo Assets.

         (d) As soon as is reasonably practicable after the Effective Time, but in any event within six months thereafter, Parent will, and will cause the Parent Subsidiaries to, remove from all letterhead, envelopes, invoices, products, product labels, product literature, brochures and other communications media of any kind, all references to SpinCo and its Subsidiaries, logo and any other trademark or service mark or other intellectual property included in the SpinCo Assets (except that Parent shall not be required to take any such action with respect to the Parent Group's corporate records or any materials in the possession of Third Parties).

         SECTION 2.11. Post-Distribution Remittances.

         (a) Following the Effective Time, Parent will promptly remit to SpinCo, or reimburse SpinCo for, all amounts, and endorse or remit to SpinCo the proceeds of all checks, drafts, notes or other documents, received by Parent or a Parent Subsidiary, that should have otherwise been paid to SpinCo or a SpinCo Subsidiary.

         (b) Following the Effective Time, SpinCo will promptly remit to Parent, or reimburse Parent for, all amounts, and endorse or remit to Parent the proceeds of all checks, drafts, notes or other documents, received by SpinCo or a SpinCo Subsidiary, that should have otherwise been paid to Parent or a Parent Subsidiary.

         SECTION 2.12. Non-Solicitation.

         (a) For the period beginning on the Distribution Date and ending on the second anniversary of the Distribution Date, SpinCo will not and will not permit any SpinCo Subsidiary to, directly or indirectly, solicit or recruit for its employment any employee of the Parent Group as of the Distribution Date without the prior written consent of Parent; provided, however, that nothing in this
Section 2.12(a) shall (i) prohibit the hiring of any natural person who applied for employment with the SpinCo Group solely in response to any public medium advertising, (ii) prohibit the hiring of any natural person referred by any Person whose principal business is the recruiting of prospective employees, or
(iii) prohibit the hiring of any natural person whose employment with a member of the Parent Group terminated at least three months prior to the date of such solicitation or recruitment for a bona fide reason not designed or intended to circumvent the provisions of this Section 2.12(a) and so long as such natural person was not solicited or recruited by SpinCo or any member of the SpinCo Group prior to the expiration of such three-month period.

         (b) For the period beginning on the Distribution Date and ending on the second anniversary of the Distribution Date, Parent will not and will not permit any Parent Subsidiary to, directly or indirectly, solicit or recruit for its employment any employee of the SpinCo Group as of the Distribution Date without the prior written consent of SpinCo; provided, however, that nothing in this
Section 2.12(b) shall (i) prohibit the hiring of any natural person who applied for employment with the Parent Group solely in response to any public medium advertising, (ii) prohibit the hiring of any natural person referred by any Person whose principal business is the recruiting of prospective employees, or
(iii) prohibit the
hiring of any natural person whose employment with a member of the SpinCo Group terminated at least three months prior to the date of such solicitation or recruitment for a bona fide reason not designed or intended to circumvent the provisions of this Section 2.12(b) and so long as such natural person was not solicited or recruited by Parent or any member of the Parent Group prior to the expiration of such three-month period.

         SECTION 2.13. Further Assurances.

         (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Consents and Permits of any Governmental Authority or any other Person, and take all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement, the Corporate Transactions, and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the transfers of Assets and assumptions of Liabilities and the other transactions contemplated hereby.

         (b) If any such transfer of Assets or assumption of Liabilities is not consummated prior to or at the Effective Time, then the parties hereto shall continue to take the actions required by Section 2.13(a) to consummate and make effective such transfer or assumption as soon as practicable after the Effective Time and, in the case of Assets, shall use their commercially reasonable efforts to preserve the value of such Assets until the time of transfer. If and when any such Asset becomes transferable or Liability becomes assumable, such transfer or assumption shall be effected forthwith. The parties hereto agree that, no later than the Effective Time, each party hereto shall be deemed to have acquired complete and sole beneficial ownership to all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement and the Ancillary Agreements all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such party is entitled or required to hold or assume pursuant to this Agreement.

         (c) Any disagreement regarding whether any Asset or Liability was or should have been transferred to, retained by or assumed by the Parent Group or the SpinCo Group shall be resolved in accordance with the provisions of Article V.

                                  ARTICLE III
                                 INDEMNIFICATION

         SECTION 3.1. Indemnification by Parent. Parent shall, and shall cause each member of the Parent Group to, indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Losses of the SpinCo Indemnitees arising out of, by reason of or otherwise in connection with the Parent Liabilities or alleged Parent Liabilities, including any breach by Parent of any provision of this Section 3.1. Each member of the Parent Group shall be jointly and severally liable for the indemnification obligations imposed by this Section
3.1. Subject to the last sentence of Section 7.1, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

         SECTION 3.2. Indemnification by SpinCo. SpinCo shall, and shall cause each member of the SpinCo Group to, indemnify, defend and hold harmless the Parent Indemnitees from and against any and all Losses of the Parent Indemnitees arising out of, by reason of or otherwise in connection with the SpinCo Liabilities or alleged SpinCo Liabilities, including any breach by SpinCo of any provision of this

Section 3.2. Each member of the SpinCo Group shall be jointly and severally liable for the indemnification obligations imposed by this Section 3.2. Subject to the last sentence of Section 7.1, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

         SECTION 3.3. Procedures for Indemnification.

         (a) If a claim or demand is made against a SpinCo Indemnitee or a Parent Indemnitee (each, an "Indemnitee") by any Third Party (a "Third-Party Claim") as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the party which is or may be required pursuant to Section 3.1 or Section 3.2 hereof to make such indemnification (the "Indemnifying Party") in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within seven Business Days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within five Business Days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

         If a Third-Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so elects in accordance with this Section 3.3(a), to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall, within thirty days (or sooner if the nature of the Third-Party Claim so requires), notify the Indemnitee in writing of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim that would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by the Indemnifying Party. If the Indemnifying Party elects to assume such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third-Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third-Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided, Records and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party.

         If an Indemnifying Party elects to assume the defense of a Third-Party Claim as provided above, in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the Indemnifying Party's prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third-Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third-Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If an Indemnifying Party elects to assume the defense of a Third-Party Claim as provided above, the Indemnitee will agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim and releases the Indemnitee completely in connection with such Third-Party Claim; provided, however, that, notwithstanding the foregoing, the Indemnitee shall not be required hereunder to agree to any such settlement, compromise or discharge involving the stipulation of facts or the adjudication of any question that the Indemnitee determines in its discretion would have an adverse effect on the Indemnitee in any other proceeding or otherwise would affect adversely the Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third-Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third-Party Claim, and such Indemnitee may recover the Losses in connection with such compromise, settlement or defense from the Indemnifying Party.

         Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third-Party Claim) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

         (b) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

         (c) The remedies provided in this Article III shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

         SECTION 3.4. Indemnification Payments. Unless otherwise agreed to in writing, indemnification required by this Article III shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred. If the Indemnifying Party fails to make an indemnification payment required by this
Article III within thirty days after receipt of a bill therefor or notice that a Loss has been incurred, the Indemnifying Party shall also be required to pay interest on the amount of such indemnification payment, from the date of receipt of the bill or notice of the Loss to, but not including the date of payment, at the Applicable Rate.

                                   ARTICLE IV
                              ACCESS TO INFORMATION

         SECTION 4.1. Provision of Corporate Records.

         (a) Except as otherwise provided in Article III, after the Effective Time, upon the prior written request by SpinCo for specific and identified agreements, documents, books, records or files (collectively, "Records") which relate to (x) SpinCo, the conduct of the SpinCo Business up to the Effective Time or the ownership of the SpinCo Assets up to the Effective Time, or (y) any Ancillary Agreement (other than the Tax Disaffiliation Agreement), Parent shall arrange, as soon as reasonably practicable following the receipt of such request, to provide such Records (or appropriate copies thereof if Parent has a reasonable need to retain the originals) in the possession or control of Parent or any of the Parent Subsidiaries, but only to the extent such items are not already in the possession or control of SpinCo.

         (b) Except as otherwise provided in Article III, after the Effective Time, upon the prior written request by Parent for specific and identified Records which relate to (x) Parent, the conduct of the Parent Business up to the Effective Time or the ownership of the Parent Assets up to the Effective Time, or (y) any Ancillary Agreement (other than the Tax Disaffiliation Agreement), SpinCo shall arrange, as soon as reasonably practicable following the receipt of such request, to provide such Records (or appropriate copies thereof if SpinCo has a reasonable need to retain the originals) in the possession or control of SpinCo or any of the SpinCo Subsidiaries, but only to the extent such items are not already in the possession or control of Parent.

         SECTION 4.2. Access to Information. Except as otherwise provided in
Article III, after the Effective Time, each of Parent and SpinCo shall afford to the other and its authorized Representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, and Records of such party and its Subsidiaries insofar as such access is reasonably required by the other party and relates to (x) such other party or the conduct of its business or ownership of its Assets prior to the Effective Time, (y) any Ancillary Agreement, or (z) litigation or threatened litigation against such party.

         SECTION 4.3. Reimbursement; Other Matters. Except to the extent otherwise contemplated by any Ancillary Agreement, a party providing Records or access to personnel, properties or Records to the other party under this Article IV shall be entitled to receive from the recipient, upon the presentation of invoices therefor, reimbursement for payments made for supplies, disbursements and other out-of-pocket expenses (including attorneys' fees and disbursements), as may be reasonably incurred in providing such Records or access to personnel, properties or Records.

         SECTION 4.4. Confidentiality. Neither (i) Parent nor the Parent Subsidiaries nor (ii) SpinCo nor the SpinCo Subsidiaries shall use or permit the use of (without the prior written consent of the other) and each such entity shall keep, and shall cause its Representatives to keep, confidential all information concerning the other party in its possession, its custody or under its control (except to the extent that (A) such information has been in the public domain through no fault of such party or (B) such information has been later lawfully acquired from other sources by such party or (C) this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto permits the use or disclosure of such information) to the extent such information, (w) relates to or was acquired during the period up to the Effective Time, (x) relates to any Ancillary Agreement, (y) is obtained in the course of performing services for the other party pursuant to any Ancillary Agreement, or (z) is based upon or is derived from information described in the preceding clauses (w), (x) or (y), and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other Person, except such party's Representatives, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by Law and such party has provided the other party with prompt notice of such requirement in order to afford the other party the opportunity to seek an appropriate protective order or other remedy. In the event that such protective order or other remedy is not obtained or that the other party does not waive compliance with the provisions of this Section 4.4, the first party will furnish only that portion of such information that it is advised by opinion of counsel, which counsel shall be reasonably acceptable to the other party, is legally required and will endeavor to obtain assurance that confidential treatment will be accorded the information so furnished.

         Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, Parent, SpinCo and their respective Representatives may (i) consult any tax advisor regarding U.S. federal income tax treatment or tax structure of the transactions contemplated by this Agreement, and (ii) disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to either Parent or SpinCo relating to such tax treatment or tax structure.

         SECTION 4.5. Privileged Matters. The parties hereto recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the benefit of each of the members of the Parent Group, and each of the members of the SpinCo Group, and that each of the members of the Parent Group, and each of the members of the SpinCo Group, should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable Law. Except as otherwise specifically provided in the Tax Disaffiliation Agreement with respect to tax matters, to allocate the interests of each party in the information as to which any party is entitled to assert a privilege, the parties agree as follows:

         (a) Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Parent Business, whether or not the privileged information is in the possession of or under the control of Parent or SpinCo. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Parent Liabilities, now pending or which may be asserted in the future, in any Action initiated against or by Parent, whether or not the privileged information is in the possession of or under the control of Parent or SpinCo.

         (b) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the SpinCo Business, whether or not the privileged information is in the possession of or under the control of Parent or SpinCo. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting SpinCo Liabilities, now pending or which may be asserted in the future, in any Action initiated against or by SpinCo, whether or not the privileged information is in the possession of SpinCo or under the control of Parent or SpinCo.

         (c) The parties hereto agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 4.5, with respect to all privileges not allocated pursuant to the terms of Sections 4.5(a) and (b). All privileges relating to any Action, disputes or other matters which involve Parent and SpinCo in respect of which such parties retain any responsibility or liability under this Agreement, shall be subject to a shared privilege among them.

         (d) No party hereto may waive any privilege which could be asserted under any applicable Law, and in which any other party hereto has a shared privilege, without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except to the extent reasonably required in connection with any Action with Third Parties or as provided in subsection (e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty days after notice upon the other party requesting such consent.

         (e) In the event of any Action or dispute between any of the parties hereto, any party and a Subsidiary of another party hereto, or a Subsidiary of one party hereto and a Subsidiary of another party hereto, either such party, to the extent necessary in connection with such Action or dispute, may waive a privilege in which the other party has a shared privilege, without obtaining the consent of the other party, provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to such Action or dispute between the relevant parties and/or their Subsidiaries, and shall not operate as a waiver of the shared privilege with respect to Third Parties.

         (f) If a dispute arises between or among the parties hereto or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other parties, and shall not unreasonably withhold consent to any request for waiver by another party. Each party hereto specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

         (g) Upon receipt by any party hereto or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another party has the sole right hereunder to assert a privilege, or if any party obtains knowledge that any of its or any of its Subsidiaries' current or former Representatives has received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information (to the extent such information is available to such party) and to assert any rights it or they may have under this Section 4.5 or otherwise to prevent the production or disclosure of such privileged information.

         (h) The transfer of all Records and other information pursuant to this Agreement is made in reliance on the agreement of Parent and SpinCo, as set forth in Section 4.4 and this Section 4.5, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Sections 4.1 and 4.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 2.7 and 3.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 3.3 hereof, and the transfer of privileged information between and among the parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

         SECTION 4.6. Ownership of Information. Any information owned by one party or any of its Subsidiaries that is provided to a requesting party pursuant to Article III or this Article IV shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

         SECTION 4.7. Retention of Records.

         (a) Parent shall deliver to SpinCo upon SpinCo's request all Records that are specifically identified by SpinCo and known by Parent, after reasonable inquiry, to be in its control or possession relating to SpinCo Assets, SpinCo Liabilities or the SpinCo Business. Except (a) as provided in the Tax Disaffiliation Agreement or (b) when a longer retention period is otherwise required by Law or agreed to in writing, the Parent Group and the SpinCo Group shall retain in a reasonably retrievable format, for a period of at least six years, all Records relating to the SpinCo Business as of the Effective Time. Notwithstanding the foregoing, in lieu of retaining any specific Records, Parent may offer in writing to deliver such Records to SpinCo and, if such offer is not accepted within ninety days, the offered Records may be destroyed or otherwise disposed of at any time. If SpinCo shall request in writing prior to the expiration of such ninety-day period that any of Records proposed to be destroyed or disposed of be delivered to SpinCo, Parent shall promptly arrange for delivery of such requested Records (at SpinCo's cost).

         (b) SpinCo shall deliver to Parent upon Parent's request all Records that are specifically identified by Parent and known by SpinCo, after reasonable inquiry, to be in its control or possession relating to Parent Assets, Parent Liabilities or the Parent Business. Except (i) as provided in the Tax Disaffiliation Agreement or (ii) when a longer retention period is otherwise required by Law or agreed to in writing, the Parent Group and the SpinCo Group shall retain in a reasonably retrievable format, for a period of at least six years, all Records relating to the Parent Business as of the Effective Time. Notwithstanding the foregoing, in lieu of retaining any specific Records, SpinCo may offer in writing to deliver such Records to Parent and, if such offer is not accepted within ninety days, the offered Records may be destroyed or otherwise disposed of at any time. If Parent shall request in writing prior to the expiration of such ninety-day period that any of Records proposed to be destroyed or disposed of be delivered to Parent, SpinCo shall promptly arrange for delivery of such requested Records (at Parent's cost).

         SECTION 4.8. Limitation of Liability; Release.

         (a) No party shall have any liability to any other party in the event that any information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

         (b) Effective upon the Distribution and except as otherwise specifically set forth in this Agreement, each of Parent and SpinCo releases and forever discharges the other and its Representatives and Subsidiaries, of and from all Liabilities against such other party, its Representatives and Subsidiaries or any of its successors or assigns, which the releasing party has or ever had, which arise out of or relate to events, circumstances or actions taken by such other party prior to the Distribution; provided, however, that the foregoing general release shall not apply to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby and shall not affect either party's right to enforce this Agreement or any of the Ancillary Agreements in accordance with their terms.

         SECTION 4.9. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement.

                                   ARTICLE V
                               DISPUTE RESOLUTION

         SECTION 5.1. Negotiation. Subject to Section 5.6, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any agreement relating to the use or lease of real property if any Third Party is a party to such controversy, dispute or claim) (collectively, "Agreement Disputes"), the management of the parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute; provided, however, such reasonable period shall not, unless otherwise agreed by the parties in writing, exceed sixty days from the time a party has first given written notice of such Agreement Dispute to the other party.

         SECTION 5.2. Mediation. If after such reasonable period of negotiation the parties are unable to settle such Agreement Dispute (and in any event, unless otherwise agreed in writing by the parties, after ninety days have elapsed from the time the parties began such negotiations) and the Agreement Dispute involves a controversy, dispute or claim of less than $500,000, such Agreement Dispute shall be determined, at the request of any party, by mediation conducted in a location selected by the non-requesting party and acceptable to the requesting party, before a retired judge sitting on the panel of Judicial Arbitration & Mediation Services, Inc. The mediation process shall continue as the exclusive method of resolving the Agreement Dispute (other than negotiation between the parties) until the earlier of the Agreement Dispute being resolved or the mediator finding in good faith that all settlement possibilities have been exhausted and that the matter is not resolvable through mediation.

         SECTION 5.3. Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide services and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article V with respect to all matters not subject to such dispute, controversy or claim.

         SECTION 5.4. Other Remedies. Nothing in this Article V shall limit the right that any party may otherwise have to seek to obtain from any court of competent jurisdiction (i) preliminary injunctive relief in order to preserve the status quo pending the resolution of a dispute or (ii) temporary or permanent injunctive relief from any breach of any provisions of this Agreement. By seeking such relief, a party in no way waives its arbitration rights under this Agreement.

         SECTION 5.5. Tolling. The parties acknowledge and agree that any statute of limitations or any other defense that could be raised by a party based upon the passage or expiration of time with respect to any Agreement Dispute shall be suspended and tolled during the period in which the parties are negotiating in good faith pursuant to Section 5.1 hereof and during the period in which any mediation is pending or conducted pursuant to Section 5.2 hereof. The parties' time to commence any action in connection with any Agreement Dispute will not be extended by the number of days encompassed in the tolled period, and no party will be prejudiced in any way by the passage of time during the tolled period.

         SECTION 5.6. Determination of Book Value. As soon as practicable following the Distribution Date, each party (the "first party") shall submit to the other such first party's calculation of its Book Value. In the event either party disputes the other party's calculation of such other party's Book Value, the parties agree that either party may submit such disagreement at any time to Ernst & Young LLP, and that each party shall be bound by the determination of such disputed Book Value made by Ernst & Young LLP.

                                   ARTICLE VI
                                    INSURANCE

         SECTION 6.1. Allocation of Policies.

         (a) Policies and Rights Included Within Assets. The SpinCo Assets shall include (i) the SpinCo Policies, (ii) any and all rights of an insured party under each of the Parent Shared Non-Carryover Policies, subject to the terms of such Parent Shared Non-Carryover Policies and any limitations or obligations of SpinCo contemplated by this Article VI, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any party in or in connection with the conduct of the SpinCo Business or the ownership of the SpinCo Assets or, to the extent any claim is made against SpinCo or any of the SpinCo Subsidiaries, the conduct of the Parent Business or the ownership of the Parent Assets, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Parent Shared Non-Carryover Policies, and (iii) any and all rights of an insured party under each of the Parent Shared Carryover Policies, subject to the terms of such Parent Shared Carryover Policies and any limitations or obligations of SpinCo contemplated by this Article VI, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to April 1, 2004 by any party in or in connection with the conduct of the SpinCo Business or the ownership of the SpinCo Assets, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Parent Shared Carryover Policies.

         (b) Parent Shared Non-Carryover Policies. Prior to the Distribution Date, (i) Parent shall cause SpinCo to be named as an additional named insured under each of the Parent Shared Non-Carryover Policies, and (ii) Parent shall purchase extended reporting period coverage for a period of _______ years following the Distribution Date under each Parent Shared Non-Carryover Policy.

         (c) Parent Shared Carryover Policies. Parent shall maintain the effectiveness of each Parent Shared Carryover Policy, with coverages equal to or greater than the coverages in effect under such Policies as of the date hereof, and shall cause SpinCo to be an additional named insured under each such Policy, until April 1, 2004.

         SECTION 6.2. Post-Effective Time Claims. If, subsequent to the Effective Time, any Person shall assert a claim against SpinCo or any of the SpinCo Subsidiaries (including where SpinCo or the SpinCo Subsidiaries are joint defendants with other Persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Effective Time in or in connection with the conduct of the SpinCo Business or the ownership of the SpinCo Assets or, to the extent any claim is made against SpinCo or any of the SpinCo Subsidiaries (including where SpinCo or the SpinCo Subsidiaries are joint defendants with other Persons), the conduct of the Parent Business or the ownership of the Parent Assets, and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Parent Shared Non-Carryover Policies, Parent shall assert and collect any related Insurance Proceeds under such Parent Shared Non-Carryover Policy on behalf of SpinCo and remit promptly to SpinCo any Insurance Proceeds so collected, and Parent shall further on behalf of SpinCo assert any and all rights of an insured party under such Parent Shared Non-Carryover Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder. The parties hereby acknowledge and agree that nothing herein shall limit SpinCo's right to assert directly and collect any related Insurance Proceeds under any Parent Shared Policy and that, should SpinCo become liable for any Parent Liabilities covered by any Parent Shared Policy or any Parent Policy, SpinCo shall have the right to assert directly and collect any related Insurance Proceeds under any such Parent Shared Policy or Parent Policy.

         SECTION 6.3. Administration; Other Matters.

         (a) Administration. Subject to Section 6.3(c) and Section 6.3(d), after the Effective Time, (i) Parent shall be responsible for (A) Insurance Administration of the Parent Shared Policies with respect to all Liabilities except SpinCo Liabilities and (B) Claims Administration (except as provided below) under such Parent Shared Policies with respect to all Liabilities except SpinCo Liabilities, and (ii) SpinCo shall be responsible for (A) Insurance Administration of the Parent Shared Policies with respect to all SpinCo Liabilities and (B) Claims Administration (except as provided below) under such Parent Shared Policies with respect to all SpinCo Liabilities; provided, however, that the retention of such responsibilities by Parent or SpinCo, as the case may be, is in no way intended to limit, inhibit or preclude (i) any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement or (ii) the sharing between Parent and SpinCo of information relating to the matters addressed in this Article VI; and provided further that Parent's retention or SpinCo's retention, as the case may be, of the administrative responsibilities for the Parent Shared Policies shall not relieve the party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such party's authority to settle any such Insured Claim within any period permitted or required by the relevant Policy. Parent or SpinCo, as the case may be, may discharge its administrative responsibilities under this Section 6.3 by contracting for the provision of services by independent parties. Each of the parties hereto shall administer and pay any costs relating to defending its respective Insured Claims under Parent Shared Policies to the extent such defense costs are not covered under such Policies and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Parent Shared Policies. SpinCo shall reimburse Parent promptly for all disbursements, out-of-pocket expenses and direct and indirect costs of employees or agents of Parent relating to Claims Administration and Insurance Administration contemplated by this Section 6.3(a) on behalf of SpinCo. Likewise, Parent shall reimburse SpinCo promptly for all disbursements, out-of-pocket expenses and direct and indirect costs of employees or agents of SpinCo relating to Claims Administration and Insurance Administration contemplated by this Section 6.3(a) on behalf of Parent.

         (b) Claims. SpinCo may, subject to Section 6.3(c) and Section 6.3(d), claim coverage for Insured Claims under a Parent Shared Policy in accordance with the terms of Section 6.1 as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such

Parent Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 6.2 or Section 6.3(c) hereof), subject to the terms of this Section 6.3.

         (c) Allocation of Insurance Proceeds. Insurance Proceeds received with respect to claims, costs and expenses under the Parent Shared Policies shall be paid directly to the appropriate Person or to Parent, which shall thereafter administer the Parent Shared Policies by paying the Insurance Proceeds, as appropriate, to Parent with respect to Parent Liabilities and to SpinCo with respect to the SpinCo Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from such Policies will be made by Parent to the appropriate Person upon receipt from the insurance carrier. In the event that the applicable limits on any particular Parent Shared Policy are exceeded by the amount of outstanding Insured Claims by the relevant parties hereto, such parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims (measured as of the date costs related to such bona fide claims were incurred, such incurrence to be measured, (i) in the case of fees and expenses incurred for services performed that are attributable to the defense or disposition of Insured Claims, as of the date such fees and expenses are billed to an insurance carrier, and (ii) in the case of sums payable in settlement or satisfaction of a judgment attributable to Insured Claims, as of the date of any such judgment) which were covered under such Parent Shared Policy (their "allocable portion of Insurance Proceeds"), and any party who has received Insurance Proceeds in excess of such party's allocable portion of Insurance Proceeds shall pay to the other party the appropriate amount so that each party will have received its allocable portion of Insurance Proceeds pursuant hereto. Each of the parties agrees to use commercially reasonable efforts to maximize available coverage under those Parent Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a particular Parent Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

         (d) Allocation of Deductibles, Etc. In the event that the parties have bona fide claims under any Parent Shared Policy for which a deductible or a retrospectively rated premium adjustment is payable or for which a self-insurance retention amount has been applied, the parties agree that the aggregate amount of the deductible or retrospectively rated premium adjustment paid or retention amount applied shall be borne by the parties in the same proportion which the Insurance Proceeds received by each such party bears to the total Insurance Proceeds received under the applicable Parent Shared Policy (their "allocable share of the deductible, premium adjustment or retention amount"), and any party who has paid more than its allocable share of the deductible, premium adjustment or retention amount shall be entitled to receive from the other party an appropriate amount so that each party has borne its allocable share of the deductible, premium adjustment or retention amount pursuant hereto. Further, if a party receives no Insurance Proceeds under that applicable Parent Shared Policy, that party shall have no allocable share of the deductible, premium adjustment or retention amount under that applicable Parent Shared Policy, and the other party shall bear all of the allocable share of the deductible, premium adjustment or retention amount under that applicable Parent Shared Policy.

         (e) Continued Responsibility. Notwithstanding anything in this Article VI to the contrary, the Parent Group shall remain liable to the SpinCo Indemnitees for the indemnification obligations contemplated by Section 3.1, and the SpinCo Group shall remain liable to the Parent Indemnitees for the indemnification obligations contemplated by Section 3.2, in each case, to the extent any Loss or Liability is not fully paid to or on behalf of the applicable party by Insurance Proceeds.

         SECTION 6.4. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one of the parties hereto exist relating to the same occurrence, the parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article VI shall be construed to limit or otherwise alter in any way the obligations of the parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.

         SECTION 6.5. Cooperation. The parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

                                   ARTICLE VII
                                  MISCELLANEOUS

         SECTION 7.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Other than Section 2.4, Section 4.5 and Article V, which shall prevail over any inconsistent or conflicting provisions in any Ancillary Agreement, notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control.

         SECTION 7.2. Ancillary Agreements. Subject to the last sentence of
Section 7.1, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

         SECTION 7.3. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 7.4. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Effective Time.

         SECTION 7.5. Distribution Expenses. Except as otherwise set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred prior to the Effective Time which are outstanding as of the Effective Time or arise after the Effective Time in connection with the preparation, execution, delivery, printing and implementation of this Agreement and any Ancillary Agreement, the Registration Statement (including the Information Statement) and the Distribution and the consummation of the transactions contemplated thereby (including any transfer taxes imposed on the transfer of real or personal property in the Corporate Transactions) shall be charged to and paid by Parent, and such costs and expenses shall be deemed to be Parent Liabilities. Further, except as otherwise set forth in this Agreement or any Ancillary Agreement (including the retention and assumption by the Parent Group of the Parent Liabilities and the retention and assumption by the SpinCo Group of the SpinCo Liabilities in accordance with Section 2.2 hereof), all other Liabilities (to the extent not otherwise satisfied prior to the Effective Time) directly resulting from actions taken prior to the Effective Time in connection with the preparation, execution, delivery, printing and implementation of this Agreement and any Ancillary Agreement, the Information Statement (including the Registration Statement) and the Distribution and the consummation of the transactions contemplated thereby shall be deemed to be Parent Liabilities. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall bear its own costs and expenses incurred after the Effective Time, and any amount or expense to be paid or reimbursed by any party hereto to any other party hereto shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

         SECTION 7.6. Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for



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

a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received ("Notices"):

         To Parent:

                           F.N.B. Corporation
                           One F.N.B. Boulevard
                           Hermitage, Pennsylvania 16148
                           Attention: Stephen J. Gurgovits
                           Telephone: (724) 981-6000
                           Facsimile: _______________________

         To SpinCo:

                           First National Bankshares of Florida, Inc.
                           2150 Goodlette Road North
                           Naples, Florida 34102
                           Attention:  Gary L. Tice
                           Telephone: (239) 262-7600
                           Facsimile: _______________________

         SECTION 7.7. Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

         SECTION 7.8. Amendments. Subject to the terms of Section 7.10 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

         SECTION 7.9. Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         SECTION 7.10. Termination. This Agreement (including Article III hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of Parent without the approval of SpinCo or the stockholders of Parent. In the event of such termination, no party shall have any liability of any kind to any other party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the parties; provided, however, that Article III shall not be terminated or amended after the Distribution in respect of any Indemnitees not a party to this Agreement without the consent of such Persons.

         SECTION 7.11. Subsidiaries. Parent shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Parent Subsidiary. SpinCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any SpinCo Subsidiary.

         SECTION 7.12. Third-Party Beneficiaries. Except for the right of Indemnitees to enforce the provisions of Article III hereof, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon Third Parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

         SECTION 7.13. Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         SECTION 7.14. Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

         SECTION 7.15. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any conflicts of Laws principles.

         SECTION 7.16. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic or operational effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 7.17. Consolidation, Merger, Etc.

         (a) Involving SpinCo. SpinCo shall not consolidate with or merge into any other Person or convey, transfer or lease all or any substantial portion of its properties and assets to any Person, unless, in each case such Person is a corporation, partnership, limited liability company or trust and expressly assumes, by a written agreement, executed and delivered to Parent, in form reasonably satisfactory to Parent, all of the liabilities, obligations and expenses to be assumed by SpinCo under this Agreement and the due and punctual performance or observance of every agreement and covenant of this Agreement and the Ancillary Agreements on the part of SpinCo to be performed or observed.

         (b) Involving Parent. Parent shall not consolidate with or merge into any other Person or convey, transfer or lease all or any substantial portion of its properties and assets to any Person, unless, in each case such Person is a corporation, partnership, limited liability company or trust and expressly assumes, by a written agreement, executed and delivered to SpinCo, in form reasonably satisfactory to SpinCo, all of the liabilities, obligations and expenses to be assumed by Parent under this Agreement and the due and punctual performance or observance of every agreement and covenant of this Agreement and the Ancillary Agreements on the part of Parent to be performed or observed.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                         F.N.B. CORPORATION


                                         By:
                                             -----------------------------------
                                             Stephen J. Gurgovits, Vice Chairman




                                         FIRST NATIONAL BANKSHARES OF FLORIDA,
                                         INC.


                                         By:
                                             -----------------------------------
                                             Gary L. Tice, Chairman and Chief
                                             Executive Officer



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